Exhibit 99.2

Corporate Contact:

Karen A. Silva

Director of Investor Relations

BakBone Software

858-795-7525

karen.silva@bakbone.com

BAKBONE SOFTWARE ANNOUNCES INTENTION TO RESTATE FISCAL

2004 FINANCIALS FOR NON-CASH AMOUNT

Error in Calculation of Non-Cash Amount Related to

Series A Convertible Preferred Stock

Other Accounting Areas Discussed Related to Q2 FY2005 Filing Delay

SAN DIEGO, CA – December 23, 2004 – BakBone Software, Inc. (TSX: BKB; OTCBB: BKBOE) announced today that the Company and its management team concluded that the Company’s previously issued fiscal 2004 audited financial statements must be restated. The restatement is due to an error in the calculation of a non-cash beneficial conversion feature related to the Company’s shares of Series A Convertible Preferred Stock sold in July 2003 at a price that was less than the market value of the Company’s underlying common stock. The Company and KPMG LLP, the Company’s former independent registered public accounting firm, have determined that the calculation of the beneficial conversion feature amount was in error, requiring a restatement of its previously issued fiscal 2004 financial statements, as discussed herein and further discussed in the Form 8-K filed today with the Securities and Exchange Commission.

The amount of the beneficial conversion feature should have been determined based on the date the Company received shareholder approval for the issuance of the preferred stock, as opposed to the date the Company formally entered into the preferred stock financing arrangement with the preferred shareholder. In addition, the amount of the beneficial conversion feature was improperly allocated between the preferred stock and the underlying beneficial conversion feature.

The restated amount for the non-cash beneficial conversion feature is expected to be $13.6 million as compared to the previously reported amount of $7.2 million and affects the Company’s statement of operations as an increase in the net loss attributable to common shareholders and net loss per common share in the second quarter and full year of fiscal 2004.

“This is an unfortunate and unintentional error in our audited financial statements,” said Jim Johnson, BakBone’s president and CEO. “This amount is non-cash and it will increase, by an identical amount, share capital in equity and BakBone’s accumulated deficit. As such, this non-cash amount will not affect the total shareholders’ equity previously reported. It is important to point out that revenues, operating expenses and gross margins as previously reported for fiscal year 2004 will not be affected by this change.”

“In recent conversations, KPMG also advised us that they believe certain revenue recognized during the first fiscal quarter ended June 30, 2004, the final quarter reviewed by KPMG in its capacity as the Company’s independent auditor, was recorded in error.” said John Fitzgerald, BakBone’s CFO. “This revenue was recorded by the Company specific to a single customer upon the execution of a contract amendment with that customer in April 2004. KPMG has stated that it believes the related amount should have been recorded in deferred revenue on the Company’s balance sheet as of June 30, 2004. At present, we are reviewing KPMG’s comment on this item and we have not yet completed our assessment of the revenue recognition on the related amount which is estimated to not exceed $500,000.”

Management has dedicated all possible resources to complete its review of and file the interim financial statements for the second fiscal quarter ended September 30, 2004. However, in the process of conducting this review the Company determined that, prior to the filing of these financial statements, it was necessary to evaluate additional accounting areas. In addition to the identification of the error in the calculation of the non-recurring, non-cash amount associated with its Series A convertible preferred shares, the Company is performing additional analysis surrounding the review and determination of the fair value of the various software components that it sells, the allocation of discounts provided to customers and the resulting revenue recognized as determined by following the applicable software revenue recognition guidance pertaining to these two areas.

Added Johnson, “This has been an extremely frustrating and time-consuming process, not only for the Company, but for our shareholders. However, with the accounting issues now on the table, we are hopefully in a position to finalize this process and release our financial results for the September 30 quarter in January, 2005.”

Johnson further stated, “To those who ask the question of what is happening in our underlying business that is causing the current delay, I respond that our fundamental business has not driven the delays that we are working through. Rather, this delay is being driven by both the unintentional error as well as the additional review we are performing.”

Additional information regarding the restatement of the March 2004 financial statements can be found in the Form 8-K filed today with the Securities and Exchange Commission.

About BakBone Software Inc.

BakBone Software (TSX: BKB; OTCBB: BKBOE) is a leading international data protection solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open-systems environments worldwide. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small to medium size businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of OEM partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, any statements, express or implied, regarding BakBone’s anticipated timing for the completion of the assessment of its revenue recognition practices and/or the timing of the release of BakBone’s financial results and/or the timing of the filing of its Form 10-Q and amended Form 10-K and, if necessary, amended Form 10-Q. The potential risks and uncertainties may include, but are not limited to, risks that further adjustments will be made to our previously issued financial statements, which may be material, that the Company does not currently anticipate; risks that accounting issues other than those identified in this press release may cause additional delays or adverse consequences; risks that our review and filing of our financial statements may not be completed in accordance with our expectations as to timing; risks associated with our failure to file timely our quarterly report on Form 10-Q, including potential delisting and the resulting illiquidity of our stock. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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